INDEPENDENT CONSULTING AGREEMENT

THIS INDEPENDENT CONSULTING AGREEMENT (the "Agreement") effective as of the 1st day of February, 2007.

BETWEEN

TECTON CORPORATION
Neuhofstrasse 8
8600 Dübendorf
Switzerland
(the "Company")
AND
HUDSON CAPITAL CORP.
Suite 600 – 595 Howe Street
Vancouver, BC V6C 2T5
(the “Consultant”)

WHEREAS:

A.	the Company desires to retain the Consultant to provide certain services, and the Consultant desires to perform such services for the Company as an independent contractor; and

B.	the Company and the Consultant wish to set forth in writing the terms of their contractual relationship.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, the parties agree as follows:

AGREEMENT

          1. Scope of Work. The Company hereby employs the Consultant as an independent contractor. The Consultant shall provide the services to the Company as requested by the President of the Company and also provide the services defined in Section 2 below.

          The Consultant shall not have any authority in the performance of the Services to enter into any binding agreements, but shall only assist in negotiating strategic relationships and the like and advise the Company accordingly. The Company shall have final authority on whether to accept or reject any business arrangements or agreements negotiated by the Consultant. The Consultant specifically agrees that he will not at any time represent himself to be an officer or employee of the Company or in any capacity other than an independent contractor hired to assist the Company in various strategic initiatives. The Consultant shall not have the power or right to hire employees or enter into agreements on behalf of the Company, terminate or modify any existing agreements, or otherwise exercise any management decisions with respect to the Company.

          2. Services. In addition to provides services to the Company as requested by the President of the Company, the Consultant will also assist the Company in:

  developing its stock and the market for the Company’s stock;

  increasing its market capitalization;

  finding and acquiring production assets;

  increasing its shareholder base;

  providing investor relation services to current and potential investors throughout North America, Europe and wherever else the Company requests the Consultant to provide investor relation services;

  writing newsletters for its investors;

  raising money through marketing efforts and contacts that are initiated directly by the Consultant;

  introducing the Company to contacts in the Uranium industry; and

  acquiring Uranium properties.

          3. Consultant’s Time Commitment. The Consultant will dedicate at least 25% of the Consultant’s working time per month performing services for the Company.

          4. Consulting Fee. The Company will pay the Consultant a Consulting Fee of US $5,000.00 per month. The Consultant will also receive 1,000,000 restricted, common shares of the Company (the “Shares”) as compensation for the entire term. The Shares will be issued at fair market value which currently is $0.10 per share.

          5. Term. The Agreement shall commence on February 1, 2007 and shall terminate on January 31, 2009, unless terminated earlier pursuant to the provisions below.

                    5.1. The Company may terminate this Agreement at any time upon 60 days’ prior written notice.

                    5.2. The Company may also terminate this Agreement immediately for "cause". For the purposes of this Agreement “cause” shall include:

(a)	any material breach of the provisions of this Agreement by the Consultant;
(b)	the Consultant's default in the performance of this Agreement;
(c)	any intentional or grossly negligent disclosure of any confidential information by the Consultant;
(d)	the Consultant's violation of any local, provincial or federal statute, including, without limitation, an act of dishonesty such as embezzlement or theft;
(e)	conduct by the Consultant that is materially detrimental to the business or the financial position of the Company; and
(f)	any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the specified causes.

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                    5.3. If the Company terminates this Agreement pursuant to Section 4.2 then the Company shall only owe to the Consultant any fees that accrued to the Consultant as of the date of termination of the Agreement.

          6. Payment of Fees. For the Services to be rendered by the Consultant to Company pursuant to this Agreement, the Consultant shall be entitled to a monthly consulting fee (the “Consulting Fee”) in the amount of US $5,000.00, per month, commencing February 1, 2007. The Consulting Fee shall be paid in monthly installments on the first calendar day of each month. In the event that this Agreement is terminated on other than the first of the month, then the Consulting Fee for that month shall be prorated as of the date of termination.

          7. Expenses. The Consultant shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of services under this Agreement as approved by the President of the Company in advance; provided, however, that business expenses aggregating more than US $1,000.00 monthly must be approved by two officers of the Company. In order to be reimbursed for any expenses, the Consultant must provide original receipts to the Company.

          8. Consultant’s Employees. The Consultant will hire additional support staff or consultants to assist the Consultant perform services for the Company (the “Employees”). The Consultant will provide the Company with a budget for salaries for the Employees. Upon approval of the budget by the Company, the Consultant will be paid in advance, each month, for salaries for the Employees.

          9. Representations and Acknowledgements of the Consultant.

                    9.1. The Consultant represents that he is a close business associate of a director of the Company.

                    9.2. The Shares were not offered or distributed to the Consultant through an advertisement in printed media of general and regular paid circulation, radio, television or the Internet.

                    9.3. The Consultant represents that the Shares will be acquired solely for the account of the Consultant, solely for investment purposes and not with a view to resale or distribution, and that no other person has, or will acquire, any direct or indirect interest in the Shares. The Consultant has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person, or anyone else, the Shares, or any interest therein, and the Consultant has no plans to enter into any such contract, undertaking, agreement or arrangement. The Consultant understands that he may not dispose of the Shares, or any part thereof, or any interest therein, unless and until legal counsel for the Company shall have provided its written opinion that the intended disposition does not violate the law of any jurisdiction. The Consultant acknowledges that the Shares are non-transferable, that it will not be possible for the Consultant to liquidate its investment readily in case of an emergency and, therefore, must bear the financial risk of the investment for an indefinite period.

                    9.4. The Shares issued hereby are not qualified for resale in the United States of America. The Consultant agrees to resell the Shares only in accordance with the provisions of Regulation S of the United States Securities Act of 1933, as amended (the “US Securities Act”) pursuant to registration under the US Securities Act, or pursuant to an

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available exemption from registration, and agrees not to engage in hedging transactions with regard to such Shares unless in compliance with the US Securities Act.

                    9.5. The Consultant certifies that:

(a)	the Consultant is not a US person and is not acquiring the Shares for the account or benefit of any US person; or

(b)	the Consultant is a US person who purchased securities in a transaction that did not require registration under the US Securities Act.

          10. Warranties of the Company. The Company warrants that the Shares, when issued, will be fully paid and non-assessable securities of the Company and will be issued free and clear of all liens, charges and encumbrances of any kind whatsoever, subject only to the re-sale restrictions under applicable securities laws.

          11. Restriction of the Shares.

                    11.1. Restrictions on Transfer. The Company shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S of the US Securities Act pursuant to registration under the US Securities Act, or pursuant to an available exemption from registration

                    11.2. Legend. The Consultant also acknowledges and understands that the certificates representing the Shares will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner:

“The transfer of the securities represented by this certificate is prohibited except in accordance with the provisions of Regulation S promulgated under the United States Securities Act of 1933, as amended (the “Act”), pursuant to registration under the Act or pursuant to an available exemption from registration. In addition, hedging transactions involving such securities may not be conducted unless in compliance with the Act.”

The Consultant hereby consents to the Company making a notation on its records or giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer set forth and described hereinabove.

          12. Non-Circumvention. The Company recognizes that the contacts and Company information being disclosed by the Consultant are to be considered confidential and exclusively the property of the Consultant. The Company will not enter into or disclose any information with any third party, nor enter into any type of direct negotiation(s) or transaction(s) with such contacts or any of its employees, officers, directors, or agents, without the specific written approval from the Consultant.

          13. Confidentiality. The Consultant recognizes and acknowledges that during the course of performing Services under this Agreement he shall have access to certain information not generally known to the public, relating to the business of the Company (collectively "Confidential Information"). Consultant recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of the Company, access to and knowledge of

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which are essential to the performance of the Consultant's Services under this Agreement. The Consultant acknowledges and agrees that all such Confidential Information shall remain the exclusive property of the Company.

          14. Non-disclosure. The Consultant agrees that, except as directed by the Company in writing or with the prior written permission of the Company, the Consultant shall not at any time, whether during or after his employment with the Company, use or disclose to any person any Confidential Information.

          15. Attorneys’ Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys’ fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

          16. Independent Contractor Status. The Consultant acknowledges and agrees that the Consultant is an independent contractor and not an agent of the Company. The Consultant, and any and all employees or sub-contractors of the Consultant, if any, providing services pursuant to this Agreement shall not be considered employees of the Company. The Consultant acknowledges that the Consultant is responsible to pay and agrees to pay any and all applicable federal and state self-employment taxes and fees in connection with the Services under this Agreement, and that the Consultant will abide by all applicable federal, state, and local laws in connection therewith.

          17. Currency. All amounts in this Agreement are in United State Dollars unless otherwise noted.

          18. Governing Law. The Agreement shall be construed in accordance with the internal laws of the Province of British Columbia, Canada, applicable to contracts made and performed there.

          19. Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement (including without limitation the “Confidentiality,” “Non-disclosure,” and “Non-circumvention” provisions) shall survive the termination or expiration of this Agreement and be binding on Consultant and the Company.

          20. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

          21. Assignment. The rights of the Consultant hereunder shall not be assigned or transferred without the Company’s prior written consent. Any assignment without the Company’s prior written consent shall be null and void.

          22. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Consultant.

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          23. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the engagement of the Consultant by the Company, and there are no representations, warranties or commitments, except as set forth herein.

IN WITNESS WHEREOF, the Company and the Consultant have duly executed this Agreement.

COMPANY:	CONSULTANT:

TECTON CORPORATION	HUDSON CAPITAL CORPORATION

Per: /s/ Norman Meier	Per: /s/ Jordan Shapiro

Dr. Norman Meier,	Jordan Shapiro
President, Tecton Corporation	President, Hudson Capital Corporation

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